EXHIBIT 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
September 11, 2007	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Term Loan A Facility

FORT WAYNE, INDIANA, September 11, 2007 –Steel Dynamics, Inc. (NASDAQ/GS:STLD) announced today that it has amended its existing $750 million senior secured credit facility to allow for the addition of a $550 million term loan A facility (Term Loan A).  This new facility was also consummated today.  The net proceeds from the Term Loan A will be used to repay a portion of the borrowings outstanding under the $750 million senior secured revolving credit facility, which were used to fund the company’s recent $370 million purchase of The Techs, to fund additional share repurchases pursuant to the company’s share repurchase program, to fund various capital expenditures and for general working capital purposes.

The combined facilities are due June 2012 and are secured by substantially all the company’s wholly-owned subsidiaries’ receivables and inventories and by pledges of all shares of the company’s wholly-owned subsidiaries’ capital stock.

The senior secured credit facility contains financial covenants and other covenants that limit or restrict the company’s ability to make capital expenditures; incur indebtedness; permit liens on property; enter into transactions with affiliates; make restricted payments or investments; enter into mergers, acquisitions or consolidations; conduct asset sales; pay dividends or distributions and enter into other specified transactions and activities.  The company’s ability to borrow funds under the combined facilities is dependent upon its continued compliance with the financial covenants and other covenants contained in the senior secured credit agreement, as amended and restated.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com